Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-233807) pertaining to the Options and Restricted Stock Unit Awards Assumed by Glaukos Corporation Originally Granted Under the Following Plans: Avedro, Inc. 2019 Equity Incentive Plan, Avedro, Inc. 2012 Equity Incentive Plan, as amended, and Avedro, Inc. (f/k/a ThermalVision, Inc.) 2003 Stock Plan, as amended of our reports dated February 27, 2019, with respect to the consolidated financial statements of Glaukos Corporation, and the effectiveness of internal control over financial reporting of Glaukos Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

November 21, 2019